UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 20, 2023

TRxADE HEALTH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39199	46-3673928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2420 Brunello Trace Lutz, Florida	33558
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-261-0281

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value Per Share	MEDS	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2023, TRxADE HEALTH, Inc. (the “Company”, “we”, or “us”), entered into:

(1) a Membership Interest Purchase Agreement with Wood Sage, LLC (“Wood Sage”), and the Company’s wholly-owned subsidiary, Alliance Pharma Solutions, LLC (“Alliance” and the “Alliance Sale Agreement”); and

(2) a Membership Interest Purchase Agreement with Wood Sage and the Company’s wholly-owned subsidiary, Community Specialty Pharmacy, LLC (“CSP” and the “CSP Sale Agreement”, and together with the Alliance Sale Agreement, the “Sale Agreements”).

Pursuant to the Sale Agreements, we agreed to sell and Wood Sage agreed to purchase, 100% of the outstanding membership interests of Alliance and CSP in consideration for $125,000 (for the purchase of Alliance) and $100,000 (for the purchase of CSP), in each case together with all amounts due and owing from Wood Sage to the Company under a Master Service Agreement, pursuant to which CSP and Alliance will operate the businesses of CSP and Alliance, respectively, prior to closing, which are expected to total approximately an aggregate of $266,000 as of the closing of the sale.

CSP is a licensed retail pharmacy that was founded in 2010. Alliance, a.k.a. DelivMeds, was established in 2018 as a digital option to traditional prescription delivery.

The Sale Agreements include substantially similar terms, including representations and warranties and covenants of the parties customary for a transaction of this nature and size. The Sale Agreements also provide for indemnification rights of Wood Sage with respect to, among other things, breaches of representations, warranties or covenants by the Company and liabilities which are excluded from the purchase, subject to certain limitations, caps and minimum thresholds.

The Sale Agreements are each subject to customary termination rights of the parties, including, but not limited to, with the mutual consent of the parties; or following a breach by any party of any representations, warranties, or covenants set forth in the applicable Sale Agreement.

The closing of the transactions contemplated by the Sale Agreements is subject to the satisfaction of certain customary closing conditions including the absence of pending or threatened litigation seeking to enjoin the transactions contemplated by the applicable Sale Agreement; the accuracy of the representations and warranties of each party; Wood Sage’s delivery of the applicable closing payments; and the compliance by each party with its covenants of the applicable Sale Agreement, in all material respects.

Neither Sale Agreement is conditioned upon the closing of the other. The transactions contemplated by the Sale Agreements are currently expected to occur on April 30, 2023. The conditions to the closing of the Sale Agreements may not be met, and such closing may not ultimately occur on the terms set forth in the Sale Agreements, if at all. The closing of the Sale Agreements is also subject to a financing condition, and conditioned on Wood Sage obtaining financing sufficient to pay the required purchase prices required pursuant to the terms of the Sale Agreements.

The Sale Agreements represent the culmination of the Company’s evaluation of strategic alternatives for Alliance and CSP, which began during the three months ended September 2022, and correspond to the Company’s strategy to sell its unprofitable business-to-consumer operations and focus on the Company’s more profitable business-to-business (marketplace business) operations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Membership Interest Purchase Agreement dated January 20, 2023, by and among Alliance Pharma Solutions, LLC, Wood Sage, LLC, as buyer, and TRxADE HEALTH, Inc., as seller
10.2*	Membership Interest Purchase Agreement dated January 20, 2023, by and among Community Specialty Pharmacy, LLC, Wood Sage, LLC, as buyer, and TRxADE HEALTH, Inc., as seller
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith. Certain schedules and exhibits have been omitted from this filing pursuant to Item 601(a) (5) of the Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRxADE HEALTH, INC.

Date: January 23, 2023	By:	/s/ Suren Ajjarapu
	Name:	Suren Ajjarapu
	Title:	Chief Executive Officer